Exhibit 99.01

Contacts:	Lana Coliban (media)	Willard Coburn CFA (investors)
	lana@Borrowmoney.com	ir@borrowmoney.com

The BorrowMoney.com Company Adds

Dr. Andrew E. Trumbach to the Board as a Chief Financial officer

August 26, 2020 - The BorrowMoney.com Company (OTC: BWMY) (“BorrowMoney.com, Inc”) announced today the election of Dr. Andrew E. Trumbach to its Board of Directors. “We selected Andrew because we value his deep financial acumen, his passion for technology and his strong belief in growing a better world,” said Aldo Piscitello, Chairman of the Board of Directors. “These are the same qualities we value on our Board and within The BorrowMoney.com Company. We welcome Andrew and look forward to gaining from his innovative and global perspective. I am confident that he will be a positive addition to our Board and to BorrowMoney.com.”

Andrew

CAREER HIGHLIGHTS

BIOGRAPHY Dr. Andrew E. Trumbach, was the CFO of a holding company from 2008 to 2019 that owned and operated one of the largest perfume distribution business, owned over 45 retail perfume stores, and acquired and managed a large multinational company operating airline, cruise and a retail duty free and duty paid concessions located in cruise, airport and border locations worldwide using a proprietary cutting-edge technology developed in-house. Prior to 2008, Dr. Trumbach spent 14 years as the CFO/CIO and Sr VP of a family owned holding and investment company that included a portfolio that consisted of commercial, industrial and residential real estate holdings, mining operations, outdoor advertising, publishing, polling, water and sewer utility, mobile home parks, data centers, and cemeteries. Prior to moving to industry, Dr. Trumbach spent three years working in an international accounting firm and five years in a regional firm working in public accounting in both Belize and the United States.

He was also the President and co-founder of Onebin.com, an internet based logistic company operating with offices in 27 countries and the President and founder of American Document Management, Inc, DBA SecureDoc, a document management software integrator and reseller.

In addition to a Bachelor of Science degree in Accounting and a Master of Business Administration degree, Dr. Trumbach has earned Doctorate degrees in both Information Technology Management and Accounting. He has undertaken numerous consulting projects for major companies in the United States and the Caribbean.

Dr. Trumbach was a part time Professor at Nova Southeastern University certified to teach accounting and information systems classes. His areas of research shown below are in real estate, management and accounting information systems and small business governance. Dr. Trumbach has been published extensively with his most recent works including publishing with a group of researchers in universities across the United States, Latin America, Asia, and Europe about people’s values in various countries and their natural tendencies regarding stress in the workplace. He has been a contributing Author in the book written by Cavico, F. & Mujtaba, G.B., Legal Challenges for the Global Manager and Entrepreneur. Kendal Hunt Publishing Company. United States. Case Study - “Belize: Privatization without Due Diligence: A Case of the Telecommunication Industry”. He has presented various seminars on “Best Practices: Disaster Planning and Recovery.”

Dr. Trumbach is a highly experienced accounting and information systems professional whose real estate leadership and experience earned him a reputation for excellence in the Florida real estate market. As it pertains to Belize specifically, he was also the Keynote speaker at the Association of Real Estate Brokers of Belize First Annual General Meeting. He holds a current license as a Florida real estate broker and was a Florida real Estate instructor. Dr. Trumbach was a past Director and Board Member of the Florida Realtors Association, a member of the Florida International Real Estate Council and also a member of the International Counsel Greater Fort Lauderdale Board of Realtors, a member of International Operations Committee, Florida Real Estate Association, Tallahassee, Fl, a past member of the Professional Education Committee, Florida Real Estate Association, Tallahassee, Fl, and a member of the Technology Committee, Florida Real Estate Association Tallahassee, Fl. Dr Trumbach was also a past Member of the City of Coral Springs Member of the Financial Advisory Committee, Coral Springs, Florida.